Exhibit 10.1

AMENDMENT

TO

ASHLAND SEVERANCE PAY PLAN

WHEREAS, the Ashland Severance Pay Plan, as amended (the “Severance Plan”) is maintained to provide certain severance benefits to employees; and

WHEREAS, the Ashland Salary Continuation Plan is part of the Severance Plan; and

WHEREAS, the Compensation Committee of the Ashland Board of Directors exercised its right to amend the Salary Continuation Plan on January 29, 2020 (the “Amendment Date”).

NOW, THEREFORE, pursuant to such action of the Compensation Committee, as approved by the Board of Directors, the Salary Continuation Plan within the Severance Plan is amended as follows effective as of the Amendment Date.

1.Section 5(a) of the Salary Continuation Plan is amended and restated in its entirety as follows:

“The applicable amount described in this paragraph (a) shall be paid to a participant in an undiscounted lump sum within ten (10) business days after such participant's termination of employment without Cause. A participant (i) who was in band 22, 23, 24 or UNG on the day before the Change in Control or on the date of his or her termination from employment without cause shall be paid an amount equal to 52 weeks of his or her base pay plus the highest target annual incentive compensation (expressed as a percentage of base compensation for all applicable incentive compensation plans) payable for the determination period in which the participant's termination from employment occurs and (ii) who was [a member of the Executive Leadership Team (“ELT”)] on the day before the Change in Control or on the date of his or her termination from employment without cause shall be paid an amount equal to 104 weeks of his or her base pay plus the highest target annual incentive compensation (expressed as a percentage of base compensation for all applicable incentive compensation plans) payable for the determination period in which the participant's termination from employment occurs. The “determination period” is the period for which target annual incentive compensation is calculated and paid. All other participants will receive two (2) weeks of base pay for each completed 12 months of service, with a minimum benefit of 13 weeks of base pay and a maximum benefit of 52 weeks of base pay. For this purpose, a participant's "service” is his or her total aggregate years and months of service (whether or not continuous), rounded up to the next highest whole year.

For purposes of the Plan, “base pay” for eligible salaried employees (exempt and non-exempt), is determined by dividing the participant’s annual base salary by 52 weeks. It will also include any lump sum payments made to the participant in lieu of a percentage merit salary increase during the 12-month period immediately preceding the termination of employment. Base pay does not include special pay such as severance pay, discretionary and non-discretionary bonus, income from vested equity awards, payments under an incentive pay plan, special allowances or any other forms of compensation a participant receives from the company. The company determines the items constituting a participant’s base pay.

2.In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment is executed effective as of the Amendment Date.

ASHLAND GLOBAL HOLDINGS INC.

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